[LOGO]
ARCA               Appliance Recycling Centers of America, Inc.
INCORPORATED       7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000


FOR IMMEDIATE RELEASE            FOR MORE INFORMATION CONTACT:
                                 Edward R. (Jack) Cameron (952) 930-9000
                                 Richard G. Cinquina, Equity Market Partners
                                 (612) 338-0810


                 ARCA SIGNS NATIONAL CONTRACT TO BECOME PROVIDER
                      OF REVERSE LOGISTICS SERVICES FOR GE

            AGREEMENT ENABLES ARCA TO OFFER GE SPECIAL-BUY APPLIANCES THROUGH ITS GROWING NETWORK OF APPLIANCESMART FACTORY OUTLETS

JANUARY 23, 2003--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has become a provider of reverse logistics services for the GE Consumer Products unit of GE (NYSE: GE), enabling ARCA to sell special-buy GE appliances through its growing network of ApplianceSmart factory outlets.

ApplianceSmart will, under the contract, buy GE customer returns, closeouts, factory overruns and discontinued models. ApplianceSmart will then sell these appliances at a significant discount to retail. ApplianceSmart offers a 100% money-back guarantee as well as warranties on parts and labor.

As one of the nation's largest manufacturers of household appliances, GE Consumer Products sells more than 15 million appliances annually in 150 world markets under the Monogram(R), GE Profile(TM), GE(R), and Hotpoint(R) brand names.

Edward R. (Jack) Cameron, president and chief executive officer, commented: "We are extremely gratified to have entered into a reverse logistics agreement with a partner of GE's stature. This agreement is an extremely important development for ARCA, since offering a complete range of high-quality, special-buy GE appliances will significantly expand consumer choice at our ApplianceSmart factory outlets, which already sell Maytag, Whirlpool and Frigidaire appliances. As a result, we believe our new relationship with GE will help fuel the continued growth of our ApplianceSmart operation."

Cameron continued: "Discontinued models and other special-buy appliances typically are not integrated into the distribution channels of appliance manufacturers. ApplianceSmart's reverse logistics concept provides GE with a dependable, high-volume outlet for these appliances. For this reason, our reverse logistics business model represents a win-win solution for our appliance manufacturing partners and ApplianceSmart."

About ARCA
Through its ApplianceSmart operation, ARCA is one of the nation's leading retailers of special-buy household appliances. As of January 2003, ApplianceSmart was operating 9 factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Dayton, Ohio, market; and one in Los Angeles. ARCA is also one of the nation's largest recyclers of major household appliances for the energy conservation programs of electric utilities.


                                      # # #


--------------------------------------------------------------------------------
Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
--------------------------------------------------------------------------------


Visit our web site at WWW.ARCAINC.COM
                      ---------------